THIRD AMENDMENT TO THE FUND PARTICIPATION AGREEMENT

This amendment (“Amendment”) dated as of July 1, 2015, amends the Fund Participation Agreement dated as of April 26, 2010, as amended December 30, 2010 and April 4, 2014, (the “Agreement”) between PRINCIPAL LIFE INSURANCE COMPANY (“Insurance Company”), a corporation organized under the laws of the State of Iowa, on behalf of one or more separate accounts, PRINCOR FINANCIAL SERVICES CORPORATION (“Distributor”), a corporation organized under the laws of the State of Iowa, DELAWARE VIP TRUST, an open-end management investment company organized as a statutory trust under the laws of the State of Delaware (the “Fund”); and DELAWARE DISTRIBUTORS, L.P., a limited partnership organized under the laws of the State of Delaware and principal underwriter/distributor of the Trust (the “Fund Distributor”).

WHEREAS, Insurance Company, Distributor, Fund and Fund Distributor desire amend the Agreement; and

WHEREAS, Insurance Company, Distributor, Fund and Fund Distributor desire to memorialize the amendment to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement shall be amended as follows:

Section 1.     Schedule l of the Agreement is hereby deleted in its entirety and replaced with a new Schedule 1, in the form attached hereto.

Section 2.     Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

Section 3.    Except for any .amendment to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on. the date of this Amendment .References to the Agreement will be to the Agreement, as amended by this Amendment.

Section 4.    This Amendment may be executed ·and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Amendment on the respective dates specified below with effect from the date specified on the first page of this Amendment.

PRINCIPAL LIFE INSURANCE COMPANY, on behalf of the Separate Accounts listed in EXHIBIT A of the Agreement.	PRINCOR FINANCIAL SERVICES CORPORATION

By: /s/ Sara Wiener	By: /s/ Marty Richardson
Name: Sara Wiener	Name: Marty Richardson
Title: AVP – Annuities	Title: V.P. Broker Dealer Ops
Date: August 3, 2015	Date: 08/03/15

DELAWARE VIP TRUST

By: /s/ Roger A. Early
Name: Roger A. Early
Title: Senior Vice President
Date: August 5, 2015

DELAWARE DISTRIBUTORS, L.P.

By: /s/ Brett Wright
Name: Brett D. Wright
Title: President
Date: August 5, 2015

SCHEDULE 1

Fund Name	Share Class	CUSIP
Delaware VIP® Diversified Income Series	Service Class	246493555
Delaware VIP® Emerging Markets Series	Service Class	246493886
Delaware VIP® High Yield Series	Service Class	246493829
Delaware VIP® International Value Equity Series	Service Class	246493779
Delaware VIP® Limited-Term Diversified Income Series	Service Class	246493571
Delaware VIP® REIT Series	Service Class	246493738
Delaware VIP® Small Cap Value Series	Service Class	246493688
Delaware VIP® Smid Cap Growth Series	Service Class	246493845
Delaware VIP® U.S. Growth Series	Service Class	246493597
Delaware VIP® Value Series	Service Class	246493753